As filed with the Securities and Exchange Commission on October 7, 2019

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Medallion Financial Corp.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation or Organization)

04-3291176

(I.R.S. Employer Identification No.)

437 Madison Avenue

38th Floor

New York, New York 10022

(212) 328-2100

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Andrew M. Murstein

President

Medallion Financial Corp.

437 Madison Avenue, 38th Floor

New York, New York 10022

(212) 328-2100

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Marisa T. Silverman, Esq. Chief Compliance Officer, General Counsel and Secretary Medallion Financial Corp. 437 Madison Avenue, 38th Floor New York, New York 10022 (212) 328-2100	Jeffrey S. Hochman, Esq. Willkie Farr & Gallagher LLP 787 Seventh Avenue New York, New York 10019 (212) 728-8000

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer”, “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Securities Exchange Act of 1934.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☒

Emerging Growth Company	☐

If an emerging growth company, indicate by checkmark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Note(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(3)
9.000% Notes due 2021	1,000,000	$25.71	$25,710,000	$3,338

(1)	Represents notes of denominations of $25.00 aggregate principal amount each.
(2)

Estimated solely for purposes of calculating the amount of the registration fee in accordance with Rule 457(c) under the Securities Act on the basis of the average of the high and low prices of the notes as reported on The NASDAQ Global Select Market on October 2, 2019.

(3)	Paid herewith.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer and sale is not permitted.

Subject to Completion October 7, 2019

PRELIMINARY PROSPECTUS

$25,000,000

9.000% Notes due 2021

We may offer, from time to time, in one or more offerings, up to $25,000,000 aggregate principal amount of our 9.000% Notes due 2021 (the “notes”). Such notes will form a single series with, and have the same terms as, the 9.000% Notes due 2021 issued by us in April 2016 in the aggregate principal amount of $33,625,000 (the “Existing Notes”). Any notes offered under this prospectus will have the same CUSIP and ISIN numbers as, and will vote together and be fungible with, for U.S. federal income tax purposes, the Existing Notes.

The notes will mature on April 15, 2021. We will pay interest on the notes quarterly in arrears on January 15, April 15, July 15 and October 15 of each year, accruing from the most recent date to which interest has been paid, except that notes purchased after the applicable record date, but prior to the interest payment date immediately following such applicable record date, will not begin to accrue interest until the interest payment date immediately following such applicable record date. We do not have the right to redeem the notes prior to April 15, 2020 (twelve months before maturity). We may redeem any or all of the notes at our option on or after April 15, 2020 at the redemption price described under the heading “Description of the Notes—Optional Redemption” in this prospectus. In addition, holders of the notes can require us to repurchase some or all of the notes at a purchase price equal to 100% of their principal amount, plus accrued and unpaid interest to, but not including, the repurchase date upon the occurrence of a “Change of Control Repurchase Event” (as defined in this prospectus). The notes will be issued in minimum denominations of $25 and integral multiples of $25 in excess thereof.

The notes will be our unsecured obligations and will rank senior in right of payment to any of our indebtedness that is expressly subordinated in right of payment to the notes, including our Fixed/Floating Rate Junior Subordinated Notes due 2037; equal in right of payment to any of our outstanding and future unsecured indebtedness that is not so subordinated, including the Existing Notes and our 8.25% Senior Notes due 2024; effectively junior in right of payment to any of our secured indebtedness to the extent of the value of the assets securing such indebtedness; and structurally junior to all indebtedness and other liabilities (including trade payables) of our subsidiaries.

The notes are quoted on The NASDAQ Global Select Market under the symbol “MFINL.” On October 2, 2019, the last reported sale price per $25 principal amount of the notes on The NASDAQ Global Select Market was $25.77.

Investing in the notes involves certain risks. Please carefully read the section entitled “Risk Factors” on page 5 of this prospectus and any other risk factors included in any accompanying prospectus supplement and in the documents incorporated by reference in this prospectus or any prospectus supplement for a discussion of the factors you should carefully consider before deciding to purchase the notes.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2019

We have not authorized anyone to provide you with different or additional information or to make any representations other than those contained or incorporated by reference in this prospectus. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you or any representation that others may make to you. We are not making an offer of these notes in any state or other jurisdiction where the offer is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus is accurate as of any date other than the date on the front of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date. Unless the context otherwise dictates, the terms “the Company,” “we,” “us,” and “our” refer to Medallion Financial Corp. and its subsidiaries.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission, or the SEC, using the “shelf” registration process. Under the shelf registration process, we may offer, from time to time, in one or more offerings, up to $25,000,000 aggregate principal amount of the notes on terms to be determined at the time of the offering. The notes may be offered at prices and on terms described in one or more supplements to this prospectus.

This prospectus provides you with a description of the notes that we may offer. When we use this prospectus to offer the notes, we may also provide a prospectus supplement containing specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. To the extent information in this prospectus is inconsistent with information contained in a prospectus supplement, you should rely on the information in the prospectus supplement. You should read both this prospectus and any prospectus supplement together with additional information incorporated herein and therein described under the headings “Where You Can Find More Information” and “Risk Factors” before you make any investment decision.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The SEC maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC (www.sec.gov).

This prospectus constitutes part of a registration statement on Form S-3 filed by us under the Securities Act of 1933, as amended, or the Securities Act. As allowed by SEC rules, this prospectus does not contain all the information you can find in the registration statement or the exhibits to the registration statement.

Financial and other information can also be accessed through our website at www.medallion.com, where we make available, free of charge, copies of our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports filed or furnished, as soon as reasonably practicable after filing such material electronically or otherwise furnishing it to the SEC. Our website and the information contained therein or connected thereto are not incorporated into this prospectus, and such information should not be considered to be part of this prospectus. You should not rely on any such information in making your decision whether to purchase the notes.

You may obtain a copy of any of our filings, at no cost, by writing or telephoning us at:

Medallion Financial Corp.

437 Madison Avenue

38th Floor

New York, New York 10022

(212) 328-2100

Attn: Investor Relations

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, any related prospectus supplement and the documents incorporated by reference herein and therein contain “forward-looking statements,” as defined in the Private Securities Litigation Reform Act of 1995. These statements, which express management’s current views concerning future events or results, use words like “anticipate,” “assume,” “believe,” “continue,” “estimate,” “expect,” “forecast,” “intend,” “plan,” “project” and similar terms, and future or conditional tense verbs like “could,” “may,” “might,” “should,” “will” and “would.”

Forward-looking statements are subject to inherent risks and uncertainties that could cause actual results to differ materially from those expressed or implied in our forward-looking statements. Factors that could materially affect our future results include, among other things:

•	our future operating results;

•	our business prospects and the prospects of our portfolio companies;

•	the impact of investments that we expect to make;

•	our contractual arrangements and relationships with third parties;

•

the dependence of our future success on the general economy and its impact on the industries in which we operate or invest, and our ability to forecast economic conditions and how those economic conditions might impact our business;

•	competition within the taxicab and for-hire vehicle industries;

•	existing and future laws, regulations and policies impacting the industries in which we and our borrowers operate;

•	changes in the value of our medallion loan collateral;

•	changes in interest rates;

•	the demand for the products that we offer;

•	the ability of our portfolio companies to achieve their objectives;

•	our expected financings and investments;

•	the adequacy of our cash resources and working capital;

•	the timing of cash flows, if any, from the operations of our portfolio companies;

•	our ability to accept and renew brokered deposits to fund our operations;

•	our ability to adapt to rapid technological change in the financial services industry;

•	the adequacy of our internal controls;

•	our ability to retain our key personnel; and

•	our ability to diversify geographically.

The factors identified above are not exhaustive. We caution readers not to place undue reliance on any forward-looking statements, which are based only on information currently available to us and speak only as of the dates on which they are made, and we assume no obligation to update any such forward-looking statements.

Although we undertake no obligation to revise or update any forward-looking statements, whether as a result of new information, future events or otherwise, you are advised to consult any additional disclosures that we may make directly to you or through reports that we in the future may file with the SEC, including Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K. See “Where You Can Find More Information” and “Incorporation by Reference” in this prospectus.

INCORPORATION BY REFERENCE

This prospectus “incorporates by reference” information that we have filed with the SEC under the Exchange Act. This means that we are disclosing important information to you by referring you to those documents. Information contained in any document subsequently filed with the SEC, to the extent it modifies information in this prospectus or in any document incorporated by reference in this prospectus, will automatically update and supersede the information originally included in this prospectus or any document incorporated by reference in this prospectus.

We incorporate by reference into this prospectus the following documents or information filed with the SEC, provided, however, that we are not incorporating any information furnished under Item 2.02 or Item 7.01 of any Current Report on Form 8-K:

•	our Annual Report on Form 10-K for the year ended December 31, 2018, filed with the SEC on March 13, 2019;

•	our Quarterly Report on Form 10-Q for the period ended March 31, 2019, filed with the SEC on May 10, 2019;

•	our Quarterly Report on Form 10-Q for the period ended June 30, 2019, filed with the SEC on August 8, 2019;

•	our Current Reports on Form 8-K filed with the SEC on January 11, 2019, February 1, 2019, February 21, 2019, March 15, 2019, March 26, 2019, March 29, 2019, June 17, 2019 and August 21, 2019; and

•	those portions of our Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 30, 2019, that are responsive to the items required by Part III of Form 10-K.

All documents that we subsequently file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of the offering shall be deemed incorporated by reference into this prospectus; provided that, unless otherwise stated, we will not incorporate by reference any filing that is “furnished” or deemed “furnished” to the SEC. You may also request a copy of these filings, at no cost, by writing or telephoning us at 437 Madison Avenue, 38th Floor, New York, New York 10022, Attn: Investor Relations, or (212) 328-2100.

The following highlights information about the Company and our business contained elsewhere or incorporated by reference in this prospectus. It is not complete and does not contain all of the information that you should consider before investing in the notes. You should carefully read this prospectus together with the more detailed information incorporated by reference in this prospectus.

MEDALLION FINANCIAL CORP.

We, Medallion Financial Corp. (the “Company”), are a finance company, organized as a Delaware corporation, that includes Medallion Bank, our primary operating subsidiary. Effective April 2, 2018, following authorization by our shareholders, we withdrew our previous election to be regulated as a business development company (a “BDC”), under the Investment Company Act of 1940, as amended (the “1940 Act”). Prior to such time, we were a closed-end, non-diversified management investment company that had elected to be treated as a BDC under the 1940 Act.

We historically have had a leading position in originating, acquiring, and servicing loans that finance taxicab medallions and various types of commercial businesses. Recently, our strategic growth has been through Medallion Bank, which originates consumer loans for the purchase of recreational vehicles, boats, and trailers, and to finance small-scale home improvements. Since Medallion Bank acquired a consumer loan portfolio and began originating consumer loans in 2004, it has increased its consumer loan portfolio at a compound annual growth rate of 16% (19% if there had been no loan sales during 2016, 2017, and 2018). In January 2017, we announced our plans to transform our overall strategy. We are transitioning away from medallion lending and placing our strategic focus on our growing consumer finance portfolio. Total assets under management, which includes our portfolio, as well as assets serviced for third-party investors, were $1,620,000,000 as of June 30, 2019, and were $1,522,000,000 as of December 31, 2018, and have grown at a compound annual growth rate of 9% from $215,000,000 at the end of 1996.

We conduct our business through various wholly-owned subsidiaries, including:

•

Medallion Bank, an FDIC-insured industrial bank that originates consumer loans, raises deposits and conducts other banking activity and has a separate board of directors with a majority of independent directors;

•	Medallion Funding LLC, a Small Business Investment Company, or SBIC, our primary taxicab medallion lending company;

•	Medallion Capital, Inc., an SBIC which conducts a mezzanine financing business;

•	Freshstart Venture Capital Corp., an SBIC which originates and services taxicab medallion and commercial loans; and

•	Medallion Servicing Corp., which provides loan services to Medallion Bank.

Our other consolidated subsidiaries are comprised of Medallion Fine Art, Inc., CDI-LP Holdings, Inc., Medallion Motorsports, LLC, and RPAC Racing, LLC, or RPAC. In addition, we make both marketable and nonmarketable equity investments, primarily as a function of our mezzanine lending business.

We were organized as a corporation under the laws of the State of Delaware on October 20, 1995. Our principal executive offices are located at 437 Madison Avenue, 38th Floor, New York, New York 10022, and our telephone number is (212) 328-2100.

RISK FACTORS

An investment in the notes involves significant risks. Prior to making a decision about investing in the notes, and in consultation with your own financial and legal advisors, you should carefully consider, among other matters, the information in this prospectus, as well as the information in our Quarterly Reports on Form 10-Q for the quarters ended June 30, 2019 and March 31, 2019, and our Annual Report on Form 10-K for the year ended December 31, 2018, which are incorporated by reference into this prospectus, under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other filings we may make from time to time with the SEC.

Risk Factors Relating to Investing in the Notes

The notes are subordinated to our secured debt and any liabilities of our subsidiaries.

The notes will rank senior in right of payment to any of our indebtedness that is expressly subordinated in right of payment to the notes, including our Fixed/Floating Rate Junior Subordinated Notes due 2037; equal in right of payment to any of our unsecured indebtedness that is not so subordinated, including the Existing Notes and our 8.25% Senior Notes due 2024; effectively junior in right of payment to any of our secured indebtedness to the extent of the value of the assets securing such indebtedness; and structurally junior to all indebtedness and other liabilities (including trade payables) of our subsidiaries. In the event of our bankruptcy, liquidation, reorganization or other winding up, our assets that secure debt ranking senior in right of payment to the notes will be available to pay obligations on the notes only after the secured debt has been repaid in full from these assets. There may not be sufficient assets remaining to pay amounts due on any or all of the notes then outstanding. The indenture governing the notes does not prohibit us from incurring additional senior debt or secured debt, nor does it prohibit any of our subsidiaries from incurring additional liabilities.

As of June 30, 2019, our total consolidated indebtedness, including deposits, was approximately $1.16 billion, of which an aggregate of approximately $63.6 million was senior indebtedness and an aggregate of approximately $47.9 million was secured indebtedness. As of June 30, 2019, Medallion Bank and our other consolidated subsidiaries had approximately $1.02 billion of indebtedness, including deposits, to which the notes would be structurally subordinated.

The notes are our obligations exclusively and are not guaranteed by any of our operating subsidiaries.

Our subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to make payments on the notes or to make any funds available for that purpose. In addition, dividends, loans or other distributions to us from such subsidiaries may be subject to contractual and other restrictions and are subject to other business considerations. Our ability to service our debt, including the notes, may depend on the results of operations of our subsidiaries and upon the ability of such subsidiaries to provide us with cash, whether in the form of dividends, loans or otherwise, to pay amounts due on our obligations, including the notes.

Servicing our debt requires a significant amount of cash, and we may not have sufficient cash flow from our business to pay our substantial debt.

Our ability to make scheduled payments of the principal of, to pay interest on or to refinance our indebtedness, including the notes, depends on our future performance, which is subject to economic, financial, competitive and other factors beyond our control. Our business may not continue to generate cash flow from operations in the future sufficient to service our debt and make necessary capital expenditures. If we are unable to generate such cash flow, we may be required to adopt one or more alternatives, such as selling assets, restructuring debt or obtaining additional equity capital on terms that may be onerous or highly dilutive. Our ability to refinance our indebtedness will depend on the capital markets and our financial condition at such time. We may not be able to engage in any of these activities or engage in these activities on desirable terms, which could result in a default on our debt obligations.

We depend on cash flow from our subsidiaries to make payments on our indebtedness.

We are primarily a holding company, and we derive most of our operating income and cash flow from our subsidiaries. As a result, we rely heavily upon distributions from our subsidiaries to generate the funds necessary to make scheduled payments of the principal of, to pay interest on or to refinance our indebtedness, including the notes. Funds are provided to us by our subsidiaries through dividends and payments on intercompany indebtedness, but we cannot assure you that our subsidiaries will be in a position to continue to make these dividend or debt payments. The Utah Department of Financial Institutions and FDIC have the authority to prohibit or to limit the payment of dividends by Medallion Bank. In addition, as a condition to receipt of FDIC insurance, Medallion Bank entered into a capital maintenance agreement with the FDIC requiring it to maintain a 15% Tier 1 leverage ratio (Tier 1 capital to average assets). As of June 30, 2019, Medallion Bank’s Tier 1 leverage ratio was 15.96%. We have not received dividends from Medallion Bank since 2016.

Despite our current debt levels, we may still incur substantially more debt or take other actions which would intensify the risks discussed above.

Despite our current consolidated debt levels, we and our subsidiaries may be able to incur substantial additional debt in the future, subject to the restrictions contained in our debt instruments, some of which may be secured debt. Except for a covenant regarding our asset coverage that would have to be satisfied at the time of our incurrence of additional indebtedness, as described under “Description of the Notes—Other Covenants” in this prospectus, we are not restricted under the terms of the indenture governing the notes from incurring additional debt, securing existing or future debt, recapitalizing our debt or taking a number of other actions that are not limited by the terms of the indenture governing the notes that could have the effect of diminishing our ability to make payments on the notes when due. Certain of our revolving lines of credit restrict our ability to incur additional indebtedness except in the ordinary course of business.

The indenture under which the notes will be issued contains very limited protection for holders of the notes.

The indenture under which the notes will be issued offers very limited protection to holders of the notes. The terms of the indenture and the notes do not restrict our or any of our subsidiaries’ ability to engage in, or otherwise be a party to, a variety of corporate transactions, circumstances or events that could have an adverse impact on your investment in the notes. In particular, the terms of the indenture and the notes will not place any restrictions on our or our subsidiaries’ ability to:

•

issue securities or otherwise incur additional indebtedness or other obligations, other than an incurrence of indebtedness or other obligations that would cause a violation of Section 18(a)(1)(A) as modified by Section 61(a)(1) of the 1940 Act, as in effect immediately prior to the issuance of the notes, as described under “Description of the Notes—Other Covenants” in this prospectus;

•	sell assets (other than certain limited restrictions on our ability to consolidate, merge or sell all or substantially all of our assets);

•	enter into transactions with affiliates;

•	create liens (including liens on the shares of our subsidiaries) or enter into sale and leaseback transactions;

•	redeem or repurchase securities;

•	make investments; or

•	declare or pay dividends.

Furthermore, the terms of the indenture and the notes do not protect holders of the notes in the event that we experience changes (including significant adverse changes) in our financial condition, results of operations or credit ratings, as they do not require that we or our subsidiaries adhere to any financial tests or ratios or specified levels of net worth, revenues, income, cash flow, or liquidity other than as described under “Description of the Notes—Events of Default” in this prospectus. Any changes to the financial tests in the 1940 Act could affect the terms of the notes.

Our ability to recapitalize, incur additional debt and take a number of other actions that are not limited by the terms of the notes may have important consequences for you as a holder of the notes, including making it more difficult for us to satisfy our obligations with respect to the notes or negatively affecting the trading value of the notes.

Other debt that we have issued or incurred in the past contains, or that we issue or incur in the future could contain, more protections for its holders than the indenture and the notes, including additional covenants and events of default. For example, the indenture under which the notes will be issued does not contain the same covenants, events of default or cross-default provisions that are contained in our credit facilities or certain of our other debt instruments, including the note certificates for our 8.25% Senior Notes due 2024. The issuance or incurrence of any such additional debt with incremental protections could affect the market for and trading levels and prices of the notes.

We cannot assure you that the limited trading market for the notes will provide you sufficient liquidity in the event you desire to sell your notes.

The Existing Notes trade, with limited volume, on The NASDAQ Global Select Market under the symbol “MFINL.” There can be no assurance that a trading market will be maintained for the notes. The liquidity of the trading market in the notes, and the market price quoted for the notes, may be adversely affected by changes in the overall market for this type of security and by changes in our financial performance or prospects or in the prospects for companies in our industry generally. If a trading market is not maintained, the market price and liquidity of the notes may be adversely affected. In that case you may not be able to sell your notes at a particular time or you may not be able to sell your notes at a favorable price.

Changes in our credit rating or the financial markets could adversely affect the market price of the notes.

The market price for the notes depends on many factors, including, among others:

•	our credit ratings with major credit rating agencies;

•	the prevailing interest rates being paid by other companies similar to us;

•	our financial condition, financial performance and future prospects; and

•	the overall condition of the financial markets.

The condition of the financial markets and prevailing interest rates have fluctuated in the past and are likely to fluctuate in the future. Such fluctuations could have an adverse effect on the market price of the notes.

In addition, credit rating agencies continually review their ratings for the companies that they follow, including us. The credit rating agencies also evaluate the financial services industry as a whole and may change their credit rating for us based on their overall view of our industry. A negative change in our rating could have an adverse effect on the market price of the notes.

A downgrade, suspension or withdrawal of any credit ratings assigned by a rating agency to us or the notes, if any, or change in the debt markets could cause the liquidity or market value of the notes to decline significantly.

Our credit ratings are an assessment by rating agencies of our ability to pay our obligations when due. Consequently, real or anticipated changes in our credit ratings will generally affect the market value of the notes. These credit ratings may not reflect the potential impact of risks relating to the structure or marketing of the notes. Credit ratings are not a recommendation to buy, sell or hold any security, and may be revised or withdrawn at any time by the issuing organization in its sole discretion. Neither we nor any underwriter or agent undertakes any obligation to maintain our credit ratings or to advise holders of notes of any changes in our credit ratings. There can be no assurance that our credit ratings will remain for any given period of time or that such credit ratings will not be lowered or withdrawn entirely by the rating agency if in their judgment future circumstances relating to the basis of the credit ratings, such as adverse changes in our company, so warrant. The conditions of the financial markets and prevailing interest rates have fluctuated in the past and are likely to fluctuate in the future, which could have an adverse effect on the market prices of the notes.

If we default on our obligations to pay our other indebtedness, we may not be able to make payments on the notes.

Any default under the agreements governing our indebtedness, including a default under the credit facilities or other indebtedness to which we may be a party that is not waived by the required lenders, and the remedies sought by the holders of such indebtedness could make us unable to pay principal, premium, if any, and interest on the notes and substantially decrease the market value of the notes. If we are unable to generate sufficient cash flow and are otherwise unable to obtain funds necessary to meet required payments of principal, premium, if any, and interest on our indebtedness, or if we otherwise fail to comply with the various covenants, including financial and operating covenants, in the instruments governing our indebtedness, we could be in default under the terms of the agreements governing such indebtedness. In the event of such default, the holders of such indebtedness could elect to declare all the funds borrowed thereunder to be due and payable, together with accrued and unpaid interest, the lenders under the credit facilities or other debt we may incur in the future could elect to terminate their commitments, cease making further loans and institute foreclosure proceedings against our assets, and we could be forced into bankruptcy or liquidation. If our operating performance declines, we may in the future need to seek to obtain waivers from the required lenders under our credit facilities or other debt that we may incur in the future to avoid being in default.

If we breach our covenants under our credit agreements and seek a waiver, we may not be able to obtain a waiver from the required lenders. If this occurs, we would be in default under our credit agreements, the lenders could exercise their rights as described above, and we could be forced into bankruptcy or liquidation. If we are unable to repay debt, lenders having secured obligations could proceed against the collateral securing the debt. Our existing credit facilities have, and any future credit facilities will likely have, customary cross-default provisions, if the indebtedness under the notes, the credit facilities or under any future credit facility is accelerated, we may be unable to repay or finance the amounts due.

We may not be able to repurchase the notes upon a Change of Control Repurchase Event.

We may not be able to repurchase the notes upon a Change of Control Repurchase Event because we may not have sufficient funds. Upon a Change of Control Repurchase Event, holders of the notes may require us to repurchase for cash some or all of the notes at a repurchase price equal to 100% of the aggregate principal amount of the notes being repurchased, plus accrued and unpaid interest to, but not including, the repurchase date. The terms of certain of our credit facilities may further provide that certain change of control events will constitute an event of default thereunder entitling the lenders to accelerate any indebtedness outstanding under our credit facilities at that time and to terminate the credit facilities. In addition, the occurrence of a Change of Control Repurchase Event enabling the holders of the notes to require the mandatory purchase of the notes would constitute an event of default under certain of our credit facilities entitling the lenders to accelerate any indebtedness outstanding under our credit facilities at that time and to terminate the credit facilities. Our future financing facilities may contain similar restrictions and provisions. Our failure to purchase such tendered notes upon the occurrence of such Change of Control Repurchase Event would cause an event of default under the indenture governing the notes and a cross-default under the agreements governing certain of our other indebtedness, which may result in the acceleration of such indebtedness requiring us to repay that indebtedness immediately. If a Change of Control Repurchase Event were to occur, we may not have sufficient funds to repay any such accelerated indebtedness. See “Description of the Notes—Offer to Repurchase Upon a Change of Control Repurchase Event” in this prospectus for more information.

USE OF PROCEEDS

Unless the applicable prospectus supplement states otherwise, we intend to use the net proceeds from this offering for general corporate purposes, which may include the repayment of indebtedness. We have not yet determined the amount of net proceeds, if any, to be used specifically for the repayment of indebtedness. Accordingly, our management will have significant discretion and flexibility in applying the net proceeds from this offering.

DESCRIPTION OF THE NOTES

In April 2016, we issued $33,625,000 aggregate principal amount of Existing Notes under an indenture dated as of April 15, 2016 between Medallion Financial Corp. and Wilmington Trust, National Association, as trustee, as supplemented by a first supplemental indenture dated as of April 15, 2016 and as supplemented by a second supplemental indenture to be entered into prior to the first issuance of notes (collectively, the “indenture”). In this offering, we will issue up to an additional $25,000,000 aggregate principal amount of the notes, which notes will constitute “Additional Notes” under the indenture.

The Existing Notes and the notes will be treated as a single class for all purposes under the indenture, including with respect to notices, consents, waivers, amendments, redemptions and any other action permitted under the indenture, and the notes will have identical terms with the Existing Notes, other than their issue date and respective public offering prices (in each case below, all references to the notes shall include the Existing Notes as well as the notes offered hereby). The notes will have the same CUSIP and ISIN numbers as, and will vote together and be fungible with, for U.S. federal income tax purposes, the Existing Notes.

The terms of the notes include those expressly set forth in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”). The indenture is incorporated by reference as an exhibit to the registration statement of which this prospectus forms a part. See “Where You Can Find More Information” for information on how to obtain a copy of the indenture.

The following description is a summary of the material provisions of the notes and the indenture and does not purport to be complete. This summary is subject to and is qualified by reference to all the provisions of the notes and the indenture, including the definitions of certain terms used in the indenture. We urge you to read these documents because they, and not this description, define your rights as a holder of the notes.

For purposes of this description, references to “we,” “our” and “us” refer only to Medallion Financial Corp. and not to its subsidiaries.

General

The notes will mature on April 15, 2021. The principal payable at maturity will be 100% of the aggregate principal amount. The interest rate of the notes is 9.000% per year and will be paid quarterly in arrears on January 15, April 15, July 15 and October 15 of each year, accruing from the most recent date to which interest has been paid, except that notes purchased after the applicable record dates noted below, but prior to the interest payment date immediately following such record date, will not begin to accrue interest until the interest payment date immediately following such record date. The regular record dates for interest payments will be the immediately preceding January 1, April 1, July 1 and October 1, respectively. If an interest payment date falls on a non-business day, the applicable interest payment will be made on the next business day and no additional interest will accrue as a result of such delayed payment.

We will issue the notes in denominations of $25 and integral multiples of $25 in excess thereof. The notes will not be subject to any sinking fund and, except as described below under “—Offer to Repurchase Upon a Change of Control Repurchase Event” holders of the notes will not have the option to have the notes repaid prior to the stated maturity date.

Except for a covenant regarding our asset coverage that would have to be satisfied at the time of our incurrence of additional indebtedness, as described under “—Other Covenants” below, the indenture does not otherwise limit the amount of debt (including secured debt) that may be issued by us or our subsidiaries thereunder. Other than the foregoing and as otherwise described under “—Other Covenants”, the indenture does not contain any financial covenants and does not restrict us from paying dividends or issuing or repurchasing our other securities. Other than restrictions described under “—Offer to Repurchase Upon a Change of Control Repurchase Event” and “—Merger, Consolidation or Sale of Assets” below, the indenture does not contain any covenants or other provisions designed to afford holders of the notes protection in the event of a highly leveraged transaction involving us or in the event of a decline in our credit rating as the result of a takeover, recapitalization, highly leveraged transaction or similar restructuring involving us that could adversely affect such holders.

We may, without the consent of the holders of notes, issue additional notes having the same ranking and the same interest rate, maturity and other terms as the notes offered by this prospectus (except for the issue date, the public offering price, the payment of interest accruing prior to the issue date of such additional notes and the first payment of interest following such issue date). Any such additional notes may be a part of the series having the same terms as the notes, provided that, if any additional notes subsequently issued are not fungible for U.S. federal income tax purposes with any notes previously issued, such additional notes will trade under a separate CUSIP and ISIN number.

The notes are quoted on The NASDAQ Global Select Market under the symbol “MFINL.”

Optional Redemption

We do not have the right to redeem the notes prior to April 15, 2020 (twelve months before maturity).

We may redeem any or all of the notes at our option on or after April 15, 2020 (twelve months before maturity), at a redemption price equal to the greater of:

•	100% of the principal amount of the notes being redeemed; or

•

the sum of the present values of the remaining scheduled payments of principal and interest thereon (not including any portion of such payments of interest accrued as of the date of redemption), discounted to their present value as of such date of redemption on a quarterly basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined below), as determined by the Reference Treasury Dealer (as defined below), plus 50 basis points.

We will give notice of any redemption not less than 30 nor more than 60 days before the redemption date by mail or electronic delivery to the trustee, the paying agent and each holder of the notes. Once notice of redemption is sent, the notes called for redemption will become due and payable on the redemption date and at the applicable redemption price, plus accrued and unpaid interest on the notes to, but excluding, the redemption date, subject to any conditions precedent specified in such notice.

On and after the redemption date, interest will cease to accrue on the notes or any portion of the notes called for redemption (unless we default in the payment of the redemption price and accrued interest). On or before the redemption date, we will deposit with a paying agent or the trustee money sufficient to pay the redemption price of and accrued interest on the notes to be redeemed on that date. If less than all of the notes are to be redeemed, the notes to be redeemed shall be selected by the trustee pro rata, by lot, or by such other method the trustee deems to be fair and appropriate, in each case in accordance with the applicable procedures of DTC.

For purposes of the notes:

“Comparable Treasury Issue” means the United States Treasury security having a maturity comparable to the remaining term of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such notes.

“Comparable Treasury Price” means, with respect to any redemption date, (i) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference

Treasury Dealer Quotations, or (ii) if the Company obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations, or (iii) if only one Reference Treasury Dealer Quotation is received, such quotation.

“Reference Treasury Dealer” means (i) one Primary Treasury Dealer (as defined below) selected by Keefe, Bruyette & Woods, Inc. and one Primary Treasury Dealer selected by Sandler O’Neill & Partners, L.P. and their respective successors; provided, however, that if either of the foregoing shall cease to be a primary U.S. Government securities dealer in the United States of America (a “Primary Treasury Dealer”), we will substitute therefor another Primary Treasury Dealer; and (ii) any other Primary Treasury Dealer(s) selected by us.

“Reference Treasury Dealer Quotation” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Company, of the bid and asked prices for the applicable Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Company by such Reference Treasury Dealer at 5:00 p.m. (New York City time) on the third business day preceding such redemption date.

“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the quarterly equivalent yield to maturity of the applicable Comparable Treasury Issue, assuming a price for such Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

Offer to Repurchase Upon a Change of Control Repurchase Event

If a Change of Control Repurchase Event occurs, unless we have exercised our right to redeem the notes in full, we will make an offer to each holder of notes to repurchase all or any part (in minimum denominations of $25 and integral multiples of $25 principal amount) of that holder’s notes at a repurchase price in cash equal to 100% of the aggregate principal amount of notes repurchased plus any accrued and unpaid interest on the notes repurchased to, but excluding, the date of repurchase. Within 30 days following any Change of Control Repurchase Event or, at our option, prior to any Change of Control, but after the public announcement of the Change of Control, we will mail a notice to each holder describing the transaction or transactions that constitute or may constitute the Change of Control Repurchase Event and offering to repurchase notes on the payment date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed. The notice shall, if mailed prior to the date of consummation of the Change of Control, state that the offer to purchase is conditioned on the Change of Control Repurchase Event occurring on or prior to the payment date specified in the notice. We will comply with the requirements of Rule 14e-1 promulgated under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control Repurchase Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control Repurchase Event provisions of the notes, we will comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control Repurchase Event provisions of the notes by virtue of such conflict.

On the Change of Control Repurchase Event payment date, we will, to the extent lawful:

•	accept for payment all notes or portions of notes properly tendered pursuant to our offer;

•	deposit with the paying agent an amount equal to the aggregate purchase price in respect of all notes or portions of notes properly tendered; and

•	deliver or cause to be delivered to the trustee the notes properly accepted, together with an officers’ certificate stating the aggregate principal amount of notes being purchased by us.

The paying agent will promptly remit to each holder of notes properly tendered the purchase price for the notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book-entry) to each holder a new note equal in principal amount to any unpurchased portion of any notes surrendered; provided that each new note will be in a minimum principal amount of $25 or an integral multiple of $25 in excess thereof.

We will not be required to make an offer to repurchase the notes upon a Change of Control Repurchase Event if a third party makes an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by us and such third party purchases all notes properly tendered and not withdrawn under its offer.

If a Change of Control Repurchase Event were to occur, we may not have enough funds to repurchase the notes. Our ability to repurchase the notes for cash may be limited by restrictions on our ability to obtain funds for such repurchase through dividends from our subsidiaries, the terms of our then existing borrowing arrangements or otherwise. See “Risk Factors—Risks Relating to Investing in the Notes—We may not be able to repurchase the notes upon a Change of Control Repurchase Event.” If we fail to repurchase the notes when required following a Change of Control Repurchase Event, we will be in default under the indenture. In addition, we have, and may in the future incur, other indebtedness with similar change in control provisions permitting our holders to accelerate or to require us to repurchase our indebtedness upon the occurrence of similar events or on some specific dates.

The definition of “Change of Control” includes a phrase relating to the direct or indirect sale, lease, or other transfer of “all or substantially all” of our assets or those of Medallion Bank. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise, established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require us to repurchase the notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of our assets or those of Medallion Bank to another person or group may be uncertain.

For purposes of the notes:

“Change of Control” will be deemed to have occurred if any of the following occurs:

(1) a “person” or “group” within the meaning of Section 13(d) of the Exchange Act, other than us, our wholly owned subsidiaries and our and their employee benefit plans, has become the direct or indirect “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of our common equity representing more than 50% of the voting power of our common equity;

(2) the consummation of (A) any recapitalization, reclassification or change of our common stock (other than changes resulting from a subdivision or combination) as a result of which our common stock would be converted into, or exchanged for, stock, other securities, other property or assets; (B) any share exchange, consolidation or merger of us pursuant to which our common stock will be converted into cash, securities or other property or assets; or (C) any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of us or of Medallion Bank to any person other than one of our wholly-owned subsidiaries; provided, however, that a transaction described in clause (B) (x) in which the holders of all classes of our common equity immediately prior to such transaction own, directly or indirectly, more than 50% of all classes of common equity of the continuing or surviving corporation or transferee or the parent thereof immediately after such transaction in substantially the same proportions as such ownership immediately prior to such transaction or (y) that is effected solely to change our jurisdiction of incorporation and results in a reclassification, conversion or exchange of outstanding shares of our common stock solely into shares of common stock of the surviving entity, in each case, shall not be a Change of Control pursuant to this clause (2); or

(3) our stockholders approve any plan or proposal for the liquidation or dissolution of us.

“Change of Control Repurchase Event” means the occurrence of a Change of Control.

Payment and Paying Agents

We will pay interest to the person listed in the trustee’s records as the owner of the notes at the close of business on a particular day in advance of each due date for interest, even if that person no longer owns the notes on the interest due date. That day, usually about two weeks in advance of the interest due date, is called the “record date.” Because we will pay all the interest for an interest period to the holders on the record date, holders buying and selling the notes must work out between themselves the appropriate purchase price. The most common manner is to adjust the sales price of the notes to prorate interest fairly between buyer and seller based on their respective ownership periods within the particular interest period. This prorated interest amount is called “accrued interest.”

Payments on Global Securities

We will make payments on a global security in accordance with the applicable policies of the depositary as in effect from time to time. Under those policies, we will make payments directly to the depositary, or its nominee, and not to any indirect holders who own beneficial interests in the global security. An indirect holder’s right to those payments will be governed by the rules and practices of the depositary and its participants.

Payment When Offices Are Closed

If any payment is due on the notes on a day that is not a business day, we will make the payment on the next day that is a business day. Payments made on the next business day in this situation will be treated under the indenture as if they were made on the original due date. Such payment will not result in a default under the notes or the indenture, and no interest will accrue on the payment amount from the original due date to the next day that is a business day.

Book-entry and other indirect holders should consult their banks or brokers for information on how they will receive payments on the notes.

Events of Default

You will have rights if an Event of Default occurs with respect to the notes and the Event of Default is not cured, as described later in this subsection.

The term “Event of Default” with respect to the notes means any of the following:

•	We do not pay the principal of any note on its due date.

•	We do not pay interest on any note when due, and such default is not cured within 30 days.

•

We remain in breach of any other covenant with respect to the notes for 60 days after we receive a written notice of default stating we are in breach. Any notice of default may be sent by either the trustee or holders of at least 25% in principal amount of the outstanding notes.

•

We or any significant subsidiaries, as defined in Article I, rule 1-02 of Regulation S-X, file for bankruptcy or certain other events of bankruptcy, insolvency or reorganization occur and, in the case of certain orders or decrees entered against us under any bankruptcy law, such order or decree remains undischarged or unstayed for a period of 60 days.

•

Default by us or any of our subsidiaries with respect to any mortgage, agreement or other instrument under which there may be outstanding, or by which there may be secured or evidenced, any indebtedness for money borrowed in excess of $20,000,000 (or its foreign currency equivalent) in the aggregate of us and/or any such subsidiary, whether such indebtedness now exists or shall hereafter be created (i) resulting in such indebtedness becoming or being declared due and payable or (ii) constituting a failure to pay the principal or interest of any such debt when due and payable at its stated maturity, upon required repurchase, upon declaration of acceleration or otherwise, if such default is not cured or waived, or such acceleration is not rescinded, within 30 days after written notice to us by the trustee or to us and the trustees by holders of at least 25% in aggregate principal amount of notes then outstanding, in accordance with the indenture.

•

A final judgment or judgments for the payment of $20,000,000 (or its foreign currency equivalent) or more (excluding any amounts covered by insurance) in the aggregate rendered against us or any of our subsidiaries, which judgment is not discharged, bonded, paid, waived or stayed within 60 days after (i) the date on which the right to appeal thereof has expired if no such appeal has commenced, or (ii) the date on which all rights to appeal have been extinguished;

•

On the last business day of each of twenty-four consecutive calendar months, the notes have an asset coverage, as defined in the 1940 Act, of less than 100%, after giving effect to any exemptive relief granted to the Company by the SEC.

An Event of Default for the notes does not necessarily constitute an Event of Default for any other series of debt securities issued under the same or any other indenture. The trustee may withhold notice to the holders of the notes of any default, except in the payment of principal, premium or interest, if it considers the withholding of notice to be in the best interests of the holders.

Remedies if an Event of Default Occurs

If an Event of Default has occurred and has not been cured, the trustee or the holders of at least 25% in principal amount of the outstanding notes may declare the entire principal amount of all the notes to be due and immediately payable. This is called a declaration of acceleration of maturity. In certain circumstances, a declaration of acceleration of maturity may be canceled by the holders of a majority in principal amount of the notes.

The trustee is not required to take any action under the indenture at the request of any holders unless the holders offer the trustee protection satisfactory to it from expenses and liability (called an “indemnity”). If indemnity satisfactory to the trustee is provided, the holders of a majority in principal amount of the notes may direct the time, method and place of conducting any lawsuit or other formal legal action seeking any remedy available to the trustee. The trustee may refuse to follow those directions in certain circumstances. No delay or omission in exercising any right or remedy will be treated as a waiver of that right, remedy or Event of Default.

Before you are allowed to bypass the trustee and bring your own lawsuit or other formal legal action or take other steps to enforce your rights or protect your interests relating to the notes, the following must occur:

•	You must give the trustee written notice that an Event of Default has occurred with respect to the notes and remains uncured.

•

The holders of at least 25% in principal amount of the outstanding notes must make a written request that the trustee take action because of the default and must offer reasonable indemnity to the trustee against the cost and other liabilities of taking that action.

•	The trustee must not have taken action for 60 days after receipt of the above notice and offer of indemnity.

•	The holders of a majority in principal amount of the notes must not have given the trustee a direction inconsistent with the above notice during that 60 day period.

However, you are entitled at any time to bring a lawsuit for the payment of money due on your notes on or after the due date.

Holders of a majority in principal amount of the notes may waive any past defaults other than a default:

•	in the payment of principal, any premium or interest; or

•	in respect of a covenant that cannot be modified or amended without the consent of each holder of the notes.

Book-entry and other indirect holders should consult their banks or brokers for information on how to give notice or direction to or make a request of the trustee and how to declare or cancel an acceleration of maturity.

Each year, we will furnish to the trustee a written statement of certain of our officers certifying that to their knowledge we are in compliance with the indenture and the notes, or else specifying any default.

Merger, Consolidation or Sale of Assets

Under the terms of the indenture, we are generally permitted to consolidate or merge with another entity. We are also permitted to sell all or substantially all of our assets to another entity. However, we may not take any of these actions unless all the following conditions are met:

•	Where we merge out of existence or sell our assets, the resulting entity must agree to be legally responsible for our obligations under the notes.

•

The merger or sale of assets must not cause a default on the debt securities and we must not already be in default (unless the merger or sale would cure the default). For purposes of this no-default test, a default would include an Event of Default that has occurred and has not been cured, as described under “Events of Default” above. A default for this purpose would also include any event that would be an Event of Default if the requirements for giving us notice of default or our default having to exist for a specified period of time were disregarded.

•	We must deliver certain certificates and documents to the trustee.

Modification and Amendment

Subject to certain exceptions, the indenture or the notes may be amended with the consent of the holders of at least a majority in principal amount of the notes then outstanding (including without limitation, consents obtained in connection with a repurchase of, or tender or exchange offer for, notes) and, subject to certain exceptions, any past default or compliance with any provisions may be waived with the consent of the holders of a majority in principal amount of the notes then outstanding (including, without limitation, consents obtained in connection with a repurchase of, or tender or exchange offer for, notes).

However, without the consent of each holder of an outstanding note affected, no amendment may, among other things:

•	reduce the amount of notes whose holders must consent to an amendment;

•	reduce the rate of or extend the stated time for payment of interest on any note;

•	reduce the principal of or extend the stated maturity of any note;

•

reduce the redemption price, or the Change of Control repurchase price of any note or amend or modify in any manner adverse to the holders of notes our obligation to make such payments, whether through an amendment or waiver of provisions in the covenants, definitions or otherwise;

•	make any note payable in money, or at a place of payment, other than that stated in the note;

•	change the ranking of the notes; or

•	make any change in the amendment provisions that require each holder’s consent or in the waiver provisions.

Without the consent of any holder, we and the trustee may amend the indenture to:

•	cure any ambiguity, omission, defect or inconsistency;

•	provide for the assumption by a successor corporation of our obligations under the indenture;

•	add guarantees with respect to the notes;

•	secure the notes;

•	add to our covenants or events of default for the benefit of the holders or surrender any right or power conferred upon us;

•	make any change that does not adversely affect the rights of any holder; or

•	comply with any requirement of the SEC in connection with the qualification of the indenture under the Trust Indenture Act.

Holders do not need to approve the particular form of any proposed amendment. It will be sufficient if such holders approve the substance of the proposed amendment. After an amendment under the indenture becomes effective, we are required to send to the holders a notice briefly describing such amendment. However, the failure to give such notice to all the holders, or any defect in the notice, will not impair or affect the validity of the amendment.

Further Details Concerning Voting

When taking a vote, we will use the principal amount that would be due and payable on the voting date if the maturity of the notes were accelerated to that date because of a default, to decide how much principal to attribute to the notes.

The notes will not be considered outstanding, and therefore not eligible to vote, if we have deposited or set aside in trust money for their payment or redemption. The notes will also not be eligible to vote if they have been fully defeased as described later under “Defeasance — Full Defeasance.”

We will generally be entitled to set any day as a record date for the purpose of determining the holders of the notes that are entitled to vote or take other action under the indenture. If we set a record date for a vote or other action to be taken by holders of the notes, that vote or action may be taken only by persons who are holders of the notes on the record date and must be taken within 11 months following the record date.

Book-entry and other indirect holders should consult their banks or brokers for information on how approval may be granted or denied if we seek to change the indenture or the notes or request a waiver.

Defeasance

Covenant Defeasance

Under applicable law, we can make the deposit described below and be released from some of the restrictive covenants in the indenture under which the notes were issued. This is called “covenant defeasance.” In that event, you would lose the protection of those restrictive covenants but would gain the protection of having money and government securities set aside in trust to repay your notes. In order to achieve covenant defeasance, the following conditions must be satisfied:

•

Because the notes are denominated in U.S. dollars, we must deposit in trust for the benefit of all holders of the notes a combination of money and U.S. government or U.S. government agency notes or bonds that, in the opinion of a nationally recognized firm of independent public accountants, will generate enough cash to make interest, principal and any other payments on the notes on their due dates.

•

We must deliver to the trustee a legal opinion of our counsel confirming that, under current U.S. federal income tax law, we may make the above deposit without causing you to be taxed on the notes any differently than if we did not make the deposit and just repaid the notes ourselves at maturity.

•	Defeasance must not result in a breach or violation of, or result in a default under, the indenture or any of our other material agreements or instruments.

•	No default or event of default with respect to the notes shall have occurred and be continuing.

•

We must deliver to the trustee a legal opinion of our counsel stating that the above deposit does not require registration by us under the 1940 Act and a legal opinion and officers’ certificate stating that all conditions precedent to covenant defeasance have been complied with.

If we accomplish covenant defeasance, you can still look to us for repayment of the notes if there were a shortfall in the trust deposit or the trustee is prevented from making payment. For example, if one of the remaining Events of Default occurred (such as our bankruptcy) and the notes became immediately due and payable, there might be a shortfall. Depending on the event causing the default, you may not be able to obtain payment of the shortfall.

Full Defeasance

If there is a change in U.S. federal tax law, as described below, we can legally release ourselves from all payment and other obligations on the notes of a particular series (called “full defeasance”) if the following conditions are satisfied in order for you to be repaid:

•

Because the notes are in U.S. dollars, we must deposit in trust for the benefit of all holders of the notes a combination of money and U.S. government or U.S. government agency notes or bonds that, in the opinion of a nationally recognized firm of independent public accountants, will generate enough cash to make interest, principal and any other payments on the notes on their various due dates.

•

We must deliver to the trustee a legal opinion confirming that there has been a change in current U.S. federal tax law or an IRS ruling that allows us to make the above deposit without causing you to be taxed on the notes any differently than if we did not make the deposit and just repaid the notes ourselves at maturity. Under current U.S. federal tax law, the deposit and our legal release from the notes would be treated as though we paid you your share of the cash and notes or bonds at the time the cash and notes or bonds were deposited in trust in exchange for the notes and you would recognize gain or loss on the notes at the time of the deposit.

•

We must deliver to the trustee a legal opinion of our counsel stating that the above deposit does not require registration by us under the 1940 Act and a legal opinion and officers’ certificate stating that all conditions precedent to defeasance have been complied with.

•	Defeasance must not result in a breach or violation of, or constitute a default under, the indenture or any of our other material agreements or instruments.

•	No default or event of default with respect to the notes shall have occurred and be continuing.

If we accomplish full defeasance, as described above, you would have to rely solely on the trust deposit for repayment of the notes. You could not look to us for repayment in the unlikely event of any shortfall. Conversely, the trust deposit would most likely be protected from claims of our lenders and other creditors if we ever became bankrupt or insolvent.

Other Covenants

In addition to any other covenants described in this prospectus, the following covenants shall apply to the notes:

•

We agree that for the period of time during which the notes are outstanding, we will not violate (regardless of whether we are subject to) Section 18(a)(1)(A) as modified by Section 61(a)(1) of the 1940 Act, as in effect immediately prior to the issuance of the notes, giving effect to any exemptive relief granted to us by the SEC. These provisions generally prohibit us from making additional borrowings, including through the issuance of additional debt or the sale of additional debt securities, unless our asset coverage, as defined in the 1940 Act, equals at least 200% after such borrowings; provided that (as is currently the case), if we are (a) no longer subject to the 1940 Act and (b) required to consolidate Medallion Bank in our consolidated financial statements for GAAP purposes, Medallion Bank shall be assumed to be deconsolidated and carried at the book value of Medallion Bank’s securities owned by us for purposes of this covenant.

•

We agree that for the period of time during which the notes are outstanding, pursuant to Section 18(a)(1)(B) as modified by Section 61(a)(1) of the 1940 Act as in effect immediately prior to the issuance of the notes (regardless of whether we are subject thereto), we will not declare any dividend (except a dividend payable in stock of the issuer), or declare any other distribution, upon a class of our common stock, or purchase any such common stock, unless, in every such case, at the time of the declaration of any such dividend or distribution, or at the time of any such purchase, we have an asset coverage (as defined in the 1940 Act) of at least 200% after deducting the amount of such dividend, distribution or purchase price, as the case may be, and giving effect, in each case, (i) to any exemptive relief granted to us by the SEC and (ii) to any no-action relief granted by the SEC to a BDC (or to us if it determines to seek such similar no-action or other relief) permitting the BDC to declare any cash dividend or distribution notwithstanding the prohibition contained in Section 18(a)(1)(B) as modified by Section 61(a)(1) of the 1940 Act in order to maintain such BDC’s status as a regulated investment company under Subchapter M of the Internal Revenue Code of 1986, as amended.

•

If, at any time, we are not subject to the reporting requirements of Sections 13 or 15(d) of the Exchange Act to file any periodic reports with the SEC, we agree to furnish to holders of the notes and the trustee, for the period of time during which the notes are outstanding, our audited annual consolidated financial statements, within 90 days of our fiscal year end, and unaudited interim consolidated financial statements, within 45 days of our fiscal quarter end (other than our fourth fiscal quarter). All such financial statements will be prepared, in all material respects, in accordance with applicable U.S. GAAP.

•

We agree to use commercially reasonable efforts to obtain and maintain a rating for the notes with Egan-Jones Ratings Company or any other “nationally recognized statistical rating organization,” as such term is defined in Section 3(a)(62) of the Exchange Act.

Resignation of Trustee

The trustee may resign or be removed with respect to the notes provided that a successor trustee is appointed to act with respect to the notes. In the event that two or more persons are acting as trustee with respect to different series of securities under the indenture, each of the trustees will be a trustee of a trust separate and apart from the trust administered by any other trustee.

Indenture Provisions—Ranking

Upon any distribution of our assets upon our dissolution, winding up, liquidation or reorganization, the payment of the principal of (and premium, if any) and interest, if any, on any securities issued under the indenture denominated as subordinated debt securities is to be subordinated to the extent provided in the indenture in right of payment to the prior payment in full of all senior indebtedness (as defined below), but our obligation to you to make payment of the principal of (and premium, if any) and interest, if any, on such subordinated debt securities will not otherwise be affected. In addition, no payment on account of principal (or premium, if any), sinking fund or interest, if any, may be made on such subordinated debt securities at any time unless full payment of all amounts due in respect of the principal (and premium, if any), sinking fund and interest on senior indebtedness has been made or duly provided for in money or money’s worth.

In the event that, notwithstanding the foregoing, any payment by us is received by the trustee in respect of subordinated debt securities or by the holders of any of such subordinated debt securities before all senior indebtedness is paid in full, the payment or distribution must be paid over to the holders of the senior indebtedness or on their behalf for application to the payment of all the senior indebtedness remaining unpaid until all the senior indebtedness has been paid in full, after giving effect to any concurrent payment or distribution to the holders of the senior indebtedness. Subject to the payment in full of all senior indebtedness upon this distribution by us, the holders of such subordinated debt securities will be subrogated to the rights of the holders of the senior indebtedness to the extent of payments made to the holders of the senior indebtedness out of the distributive share of such subordinated debt securities.

As unsecured obligations of the Company under the indenture, the notes will rank:

•	senior in right of payment to any of our indebtedness that is expressly subordinated in right of payment to the notes, including our Fixed/Floating Rate Junior Subordinated Notes due 2037;

•	equal in right of payment to any of our indebtedness that is not so subordinated, including our 8.25% Senior Notes due 2024;

•	effectively junior in right of payment to any of our secured indebtedness to the extent of the value of the assets securing such indebtedness; and

•	structurally junior to all indebtedness and other liabilities (including trade payables) of our subsidiaries.

In the event of our bankruptcy, liquidation, reorganization or other winding up, our assets that secure secured debt will be available to pay obligations on the notes only after all indebtedness under such secured debt has been repaid in full from such assets. We advise you that there may not be sufficient assets remaining to pay amounts due on any or all the notes then outstanding.

Book-Entry Procedures

The notes will be represented by global securities that will be deposited and registered in the name of The Depository Trust Company (“DTC”) or its nominee. This means that, except in limited circumstances, you will not receive certificates for the notes. Beneficial interests in the notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. Investors may elect to hold interests in the notes through either DTC, if they are a participant, or indirectly through organizations that are participants in DTC.

The notes will be issued as fully registered securities registered in the name of Cede & Co. (DTC’s partnership nominee) or such other name as may be requested by an authorized representative of DTC. One fully-registered certificate will be issued for the notes, in the aggregate principal amount of such issue, and will be deposited with DTC. Interests in the notes will trade in DTC’s Same Day Funds Settlement System, and any permitted secondary market trading activity in such notes will, therefore, be required by DTC to be settled in immediately available funds. None of the Company, the trustee or the paying agent will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds and provides asset servicing for over 3.5 million issues of U.S. and non-U.S. equity, corporate and municipal debt issues, and money market instruments from over 100 countries that DTC’s participants (“Direct Participants”) deposit with DTC. DTC also facilitates the post-trade settlement among Direct Participants of sales and other securities transactions in deposited securities through electronic computerized book-entry transfers and pledges between Direct Participants’ accounts. This eliminates the need for physical movement of securities certificates. Direct Participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is a wholly owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”).

DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly (“Indirect Participants”). DTC has Standard & Poor’s Ratings Services’ highest rating: Aaa. The DTC Rules applicable to its participants are on file with the SEC. More information about DTC can be found at www.dtcc.com and www.dtc.org.

Purchases of the notes under the DTC system must be made by or through Direct Participants, which will receive a credit for the notes on DTC’s records. The ownership interest of each actual purchaser of each security (the “Beneficial Owner”) is in turn to be recorded on the Direct and Indirect Participants’ records. Beneficial Owners will not receive written confirmation from DTC of their purchase. Beneficial Owners are, however, expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct or Indirect Participant through which the Beneficial Owner entered into the transaction. Transfers of ownership interests in the notes are to be accomplished by entries made on the books of Direct and Indirect Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in the notes, except in the event that use of the book-entry system for the notes is discontinued.

To facilitate subsequent transfers, all notes deposited by Direct Participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co. or such other name as may be requested by an authorized representative of DTC. The deposit of the notes with DTC and their registration in the name of Cede & Co. or such other DTC nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the notes; DTC’s records reflect only the identity of the Direct Participants to whose accounts the notes are credited, which may or may not be the Beneficial Owners. The Direct and Indirect Participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

Redemption notices shall be sent to DTC. If less than all of the notes within an issue are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each Direct Participant in such issue to be redeemed.

Redemption proceeds, distributions, and interest payments on the notes will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC’s practice is to credit Direct Participants’ accounts upon DTC’s receipt of funds and corresponding detail information from us or the trustee on the payment date in accordance with their respective holdings shown on DTC’s records. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of such Participant and not of DTC nor its nominee, the trustee, or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of redemption proceeds, distributions, and interest payments to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) is the responsibility of us or the trustee, but disbursement of such payments to Direct Participants will be the responsibility of DTC, and disbursement of such payments to the Beneficial Owners will be the responsibility of Direct and Indirect Participants.

DTC may discontinue providing its services as securities depository with respect to the notes at any time by giving reasonable notice to us or to the trustee. Under such circumstances, in the event that a successor securities depository is not obtained, certificates are required to be printed and delivered. We may decide to discontinue use of the system of book-entry-only transfers through DTC (or a successor securities depository). In that event, certificates will be printed and delivered to DTC.

The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy thereof.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of the material U.S. federal income tax considerations of the purchase, ownership and disposition of the notes. The following discussion is not exhaustive of all possible tax considerations. This summary is based upon the Internal Revenue Code of 1986, as amended (the “Code”), U.S. Treasury Department (the “U.S. Treasury”) regulations (including proposed and temporary regulations), rulings, current administrative interpretations and official pronouncements of the Internal Revenue Service (the “IRS”), and judicial decisions, all as currently in effect and all of which are subject to differing interpretations or to change, possibly with retroactive effect. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below.

This summary is for general information only, and does not purport to discuss all aspects of U.S. federal income taxation that may be important to a particular investor in light of its investment or tax circumstances or to investors subject to special tax rules, such as partnerships, subchapter S corporations or other pass-through entities, governments (or instrumentalities or agencies thereof), banks, financial institutions, tax-exempt entities, insurance companies, regulated investment companies, real estate investment trusts, controlled foreign corporations, passive foreign investment companies and shareholders of such corporations, trusts and estates, dealers in securities, traders in securities that have elected to use the mark-to-market method of tax accounting for their securities, persons holding the notes as part of an integrated investment, a “straddle” or “conversion transaction,” and U.S. persons whose functional currency for tax purposes is not the U.S. dollar. This summary does not include any description of the tax laws of any state or local governments, or of any foreign government, that may be applicable to a particular investor nor does it discuss any tax consequences arising under the alternative minimum tax provisions of the Code, Section 451(b) of the Code or the Medicare contribution tax on net investment income, or any U.S. federal tax consequences other than U.S. federal income tax consequences (such as U.S. federal estate or gift tax consequences).

This summary is directed solely to beneficial owners that will purchase the notes offered in this prospectus at their “issue price” (i.e., the first price at which a substantial amount of the notes is sold for money to investors, other than to bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents, or wholesalers), and will hold such notes as capital assets within the meaning of Section 1221 of the Code, which generally means as property held for investment.

You should consult your own tax advisor concerning the U.S. federal income and estate tax consequences to you of acquiring, owning and disposing of the notes, as well as any tax consequences arising under the laws of any state, local, foreign, or other tax jurisdiction and the possible effects of changes in U.S. federal or other tax laws.

As used in this prospectus, the term “U.S. Holder” means a beneficial owner of a note who or that is for U.S. federal income tax purposes:

•	a citizen or resident of the United States;

•	a corporation created or organized in or under the laws of the United States, any state of the United States or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust.

Notwithstanding the preceding paragraph, to the extent provided in U.S. Treasury regulations, some trusts in existence on August 20, 1996, and treated as U.S. persons prior to that date, that elected to continue to be treated as domestic trusts also will be U.S. Holders.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds the notes offered in this prospectus, the U.S. federal income tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership, and accordingly, this summary does not apply to partnerships. A partner of a partnership holding the notes should consult its own tax advisor regarding the U.S. federal income tax consequences to the partner of the acquisition, ownership and disposition by the partnership of the notes.

U.S. Holders

Payments of Interest. It is expected, and this discussion assumes, that the notes will be issued without original issue discount for U.S. federal income tax purposes. Interest on a note generally will be included in the income of a U.S. Holder as ordinary interest income at the time it is accrued or is received, in accordance with the U.S. Holder’s regular method of accounting for U.S. federal income tax purposes.

Qualified Reopening. We will not issue any notes offered hereby unless such notes constitute a “qualified reopening” of the Existing Notes. For U.S. federal income tax purposes, debt instruments issued in a qualified reopening are deemed to be part of the same issue as the original debt instruments. Under the treatment described in this paragraph, the notes will have the same issue date, the same issue price and the same adjusted issue price as the Existing Notes for U.S. federal income tax purposes. Because the Existing Notes were not, and the notes are not expected to be, issued with “original issue discount” for U.S. federal income tax purposes, the notes offered hereby also will not have original issue discount. The remainder of this discussion assumes the correctness of the treatment described in this paragraph.

Pre-issuance Accrued Interest. The aggregate purchase price of the notes issued pursuant to this offering may include interest that accrued prior to the date the notes are purchased, which is referred to herein as “pre-issuance accrued interest.” Pre-issuance accrued interest will be included in the accrued interest to be paid on the notes on the first interest payment date after the issuance of the notes offered hereby. We intend to take the position that a portion of the interest payment following the issuance of any notes pursuant to this offering equal to the pre-issuance accrued interest for such notes will be treated as a return of the pre-issuance accrued interest and not as an amount payable on the notes. If this position is respected, our payment of such pre-issuance accrued interest will not be treated as taxable interest income to U.S. Holders of the notes and the amount of the pre-issuance accrued interest will reduce such U.S. Holder’s adjusted tax basis in the notes. Prospective purchasers of the notes are urged to consult their tax advisors with respect to the tax treatment of pre-issuance accrued interest.

Bond Premium. In general, if a U.S. Holder purchases a note for an amount (excluding any amount attributable to any pre-issuance accrued interest) in excess of the stated principal amount of the note, the U.S. Holder will be treated as purchasing the note with bond premium in an amount equal to such excess. A U.S. Holder may elect to amortize such bond premium over the remaining term of the note on a constant yield method as an offset to interest when includible in income under the U.S. Holder’s regular method of tax accounting. In such case, the U.S. Holder’s tax basis in the note will be reduced by the amortized bond premium. Any election to amortize bond premium shall apply to all debt instruments (other than debt instruments the interest on which is excludable from gross income for U.S. federal income tax purposes) held by the U.S. Holder at the beginning of the first taxable year to which the election applies or thereafter acquired by the U.S. Holder, and is irrevocable without the consent of the IRS. If a U.S. Holder does not elect to amortize the bond premium, the bond premium will decrease the gain or increase the loss that would otherwise be recognized on a disposition of the note. U.S. Holders should consult their tax advisors about the decision to amortize the bond premium and the effects of such an election, including the effect on other debt instruments held by the U.S. Holder.

Sale, Exchange, or Other Taxable Disposition of the Notes. Upon the sale, exchange, retirement, or other taxable disposition of the notes, a U.S. Holder will recognize gain or loss equal to the difference between the amount realized upon the sale, exchange, retirement, or other taxable disposition (other than amounts attributable to accrued but unpaid interest, which will be taxed as described above under “—Payments of Interest”) and the U.S. Holder’s adjusted tax basis in the note. A U.S. Holder’s adjusted tax basis in a note generally will be the U.S. Holder’s cost therefor. Gain or loss recognized on the sale, exchange, retirement, or other taxable disposition of the notes generally will be capital gain or loss and will be long-term capital gain or loss if the note has been held for more than one year. The deductibility of capital losses is subject to limitations under the Code.

Possible Taxable Event. In certain situations, we may consolidate or merge into another entity (as described under “Description of the Notes—Consolidation, Merger and Sale of Assets”). Depending on the circumstances, a change in the obligor of the notes as a result of a consolidation or merger could result in a deemed taxable exchange to a U.S. Holder, and the modified note could be treated as newly issued at that time, potentially resulting in the recognition of gain or loss for tax purposes. U.S. Holders should consult their advisors regarding the possible tax consequences of our consolidating or merging into another entity for an investment in the notes.

Non-U.S. Holders

This discussion applies to you if you are a “Non-U.S. Holder.” A “Non-U.S. Holder” is a beneficial owner of a note that is neither a U.S. Holder nor a partnership (or other entity treated as a partnership for U.S. federal income tax purposes).

Payments of Interest. Subject to the discussions below concerning backup withholding and FATCA, principal and interest payments that are not effectively connected with the conduct by a Non-U.S. Holder of a trade or business within the United States, as well as a permanent establishment maintained in the United States, if certain tax treaties apply, generally will not be subject to U.S. federal income or withholding tax except as provided below. Interest may be subject to a 30% withholding tax if:

•	the Non-U.S. Holder actually or constructively owns 10% or more of the total combined voting power of all classes of our stock entitled to vote within the meaning of 871(h)(3) of the Code;

•	the Non-U.S. Holder is a controlled foreign corporation that is related, directly or indirectly, to the Company through stock ownership; or

•	the Non-U.S. Holder does not satisfy the certification requirements described below.

A Non-U.S. Holder generally will satisfy the certification requirements if either: (1) the Non-U.S. Holder furnishes to the applicable withholding agent, an IRS Form W-8 BEN or W-8 BEN-E upon which the Non-U.S. Holder certifies under penalties of perjury, that it is a non-United States person, or (2) a securities clearing organization, bank, or other financial institution that holds customer securities in the ordinary course of its trade or business (a “financial institution”) and holds the notes certifies to the applicable withholding agent under penalties of perjury that either it or another financial institution has received the required statement from the Non-U.S. Holder certifying that it is a non-United States person and furnishes the applicable withholding agent with a copy of the statement, and in each case, the payor or withholding agent does not have actual knowledge or reason to know that the payee is a United States person.

In addition, payments not meeting the requirements set forth above may nevertheless be exempt from withholding (or subject to withholding at a reduced rate) if the Non-U.S. Holder provides a properly executed IRS Form W-8BEN or W-8BEN-E (or successor form) claiming an exemption from, or reduction in, withholding under a tax treaty, or IRS Form W-8ECI (or other applicable form) stating that interest paid on the notes is not subject to withholding tax because it is effectively connected with the conduct of a trade or business within the United States, as discussed below. A Non-U.S. Holder that is eligible for a reduced rate of U.S. federal withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

Sale, Exchange, or Retirement of the Notes. A Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax on any capital gain realized on the sale, exchange, retirement or other taxable disposition of the notes, unless:

•	such gain is effectively connected with the conduct by such Non-U.S. Holder of a trade or business within the United States, subject to an applicable income tax treaty providing otherwise; or

•

in the case of a Non-U.S. Holder that is an individual, the Non-U.S. Holder is present in the United States for 183 days or more in the taxable year of the sale, exchange, or other disposition of the notes, or the Non-U.S. Holder is subject to tax pursuant to certain provisions of U.S. federal income tax law applicable to certain expatriates.

An individual Non-U.S. Holder who is present in the United States for 183 days or more in the taxable year of sale, exchange, or other disposition of a note, and if certain other conditions are met, will be subject to U.S. federal income tax at a rate of 30% on the gain realized on the sale, exchange, or other taxable disposition of such note.

Income Effectively Connected with a Trade or Business within the United States. If a Non-U.S. Holder of a note is engaged in the conduct of a trade or business within the United States, and if interest on a note or gain realized on the sale, exchange, or other taxable disposition of the note, is effectively connected with the conduct of such trade or business (and, if one of certain tax treaties applies, is attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States), the Non-U.S. Holder, although exempt from U.S. federal withholding tax (provided that the certification requirements discussed above are satisfied), generally will be subject to U.S. federal income tax on such interest or gain on a net-income basis in the same manner as if it were a U.S. Holder. Any such Non-U.S. Holders should read the material under the heading “— U.S. Holders,” for a description of the U.S. federal income tax consequences of acquiring, owning, and disposing of the notes. In addition, if any such Non-U.S. Holder is a foreign corporation, it may also be subject to a branch profits tax equal to 30% (or such lower rate provided by an applicable U.S. income tax treaty) of a portion of its earnings and profits for the taxable year that are effectively connected with its conduct of a trade or business in the United States, subject to certain adjustments.

Backup Withholding and Information Reporting

In general, in the case of a U.S. Holder, other than certain exempt recipients, payors are required to report to the IRS all payments of principal and interest on the notes. In addition, payors generally are required to report to the IRS any payment of proceeds of the sale of a note before maturity. Backup withholding generally will apply to any payments if a U.S. Holder (i) fails to provide an accurate taxpayer identification number and certify that its taxpayer identification number is correct (which certification may generally be made on an IRS Form W-9, or a successor form), (ii) is notified by the IRS that it has failed to report all interest and dividends required to be shown on its U.S. federal income tax returns, or (iii) does not certify that it has not underreported its interest and dividend income.

The amount of interest paid to a Non-U.S. Holder will be reported to the Non-U.S. Holder and to the IRS annually on an IRS Form 1042-S, even if the Non-U.S. Holder is exempt from the 30% withholding tax described above. Copies of the information returns reporting those payments and the amounts withheld may also be made available to the tax authorities in the country where the Non-U.S. Holder is resident under provisions of an applicable income tax treaty or agreement.

In the case of a Non-U.S. Holder, backup withholding and certain other information reporting will not apply if the Non-U.S. Holder provides the required certification that it is not a United States person, or the Non-U.S. Holder otherwise establishes an exemption, provided that the payor or withholding agent does not have actual knowledge that the Non-U.S. Holder is a United States person. In addition, payments of the proceeds from the sale of a note to or through a foreign office of a broker or the foreign office of a custodian, nominee, or other dealer acting on behalf of a Non-U.S. Holder generally will not be subject to information reporting or backup withholding. However, if the broker, custodian, nominee, or other dealer is one of certain U.S.-related entities, information reporting (but not backup withholding) generally will be required with respect to payments made to a Non-U.S. Holder unless the broker, custodian, nominee, or other dealer has documentation of the Non-U.S. Holder’s foreign status and has no actual knowledge to the contrary. Payment of the proceeds from a sale of a note to or through the United States office of a broker is subject to information reporting and backup withholding, unless the Non-U.S. Holder certifies as to its non-United States person status or otherwise establishes an exemption from information reporting and backup withholding.

Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against an investor’s U.S. federal income tax liability, provided that the required information is timely furnished to the IRS.

Foreign Account Tax Compliance

Pursuant to Sections 1471 through 1474 of the Code, commonly known as the Foreign Account Tax Compliance Act (“FATCA”), a 30% withholding tax (“FATCA withholding”) may be imposed on certain payments to beneficial owners of notes or to certain foreign financial institutions, investment funds and other non-United States persons receiving payments on their behalf if the beneficial owners of notes or such persons fail to comply with certain information reporting requirements. Payments of interest that beneficial owners of notes receive in respect of the notes could be affected by this withholding if such beneficial owners are subject to the FATCA information reporting requirements and fail to comply with them or if they hold notes through a non-United States person (e.g., a foreign bank or broker) that fails to comply with these requirements (even if payments to them would not otherwise have been subject to FATCA withholding). Although existing FATCA regulations would also impose withholding on payments of gross proceeds from the sale or other disposition of the notes, under proposed regulations (the preamble to which specifies that taxpayers are permitted to rely on them pending finalization), no such withholding on gross proceeds would apply. U.S. Holders and Non-U.S. Holders should consult their own tax advisors regarding the relevant U.S. law and other official guidance on FATCA withholding.

The U.S. federal income tax discussion set forth above is included for general information only and may not be applicable depending on an investor’s particular situation. U.S. Holders as well as Non-U.S. Holders should consult their tax advisors with respect to the tax consequences of the ownership and disposition of the notes, including the tax consequences under state, local, foreign and other tax laws and the possible effects of changes in U.S. federal or other tax laws.

PLAN OF DISTRIBUTION

We may sell the notes in any of three ways (or in any combination): (a) through underwriters or dealers; (b) directly to a limited number of purchasers or to a single purchaser; or (c) through agents. The notes may be sold “at-the-market” to or through a market maker or into an existing trading market for the notes, on an exchange or otherwise. The prospectus supplement will set forth the terms of the offering of such notes, including:

•	the name or names of any underwriters, dealers or agents and the amounts of notes underwritten or purchased by each of them; and

•	the offering price of the notes and the proceeds to us and any discounts, commissions or concessions allowed or reallowed or paid to dealers.

Any offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

If underwriters are used in the sale of any notes, the notes will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The notes may be either offered to the public through underwriting syndicates represented by managing underwriters, or directly by underwriters. Generally, the underwriters’ obligations to purchase the notes will be subject to certain conditions precedent. The underwriters will be obligated to purchase all of the notes if they purchase any of the notes.

We may sell the notes through agents from time to time. The prospectus supplement will name any agent involved in the offer or sale of the notes and any commissions we pay to them. Generally, any agent will be acting on a best efforts basis for the period of its appointment.

Agents and underwriters may be entitled to indemnification by us against certain civil liabilities, including liabilities under the Securities Act of 1933 or to contribution with respect to payments which the agents or underwriters may be required to make in respect thereof. Agents and underwriters may be customers of, engage in transactions with, or perform services for us in the ordinary course of business.

We may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell notes covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and, if not identified in this prospectus, will be identified in the applicable prospectus supplement (or a post-effective amendment). We or one of our affiliates may loan or pledge securities to a financial institution or other third party that in turn may sell the securities using this prospectus. Such financial institution or third party may transfer its short position to investors in our securities or in connection with a simultaneous offering of other securities offered by this prospectus or otherwise.

LEGAL MATTERS

Certain legal matters regarding the notes offered by this prospectus will be passed upon for us by Willkie Farr & Gallagher LLP, New York, New York. Additional legal matters may be passed upon for any underwriters, dealers or agents by counsel that will be named in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements appearing in the Company’s Annual Report on Form 10-K filed for the year ended December 31, 2018 (including schedules appearing therein), and the effectiveness of the Company’s internal control over financial reporting as of December 31, 2018, have been audited by Mazars USA LLP, 135 West 50th Street, New York, NY 10020, an independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.	OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth the costs and expenses, other than selling or underwriting discounts and commissions, to be incurred in connection with the issuance and distribution of the securities covered by this registration statement.

Commission registration fee		$3,337
Accounting fees and expenses		25,000
Legal fees and expenses		100,000
Printing and engraving		25,000
Registrar and transfer agent’s fees		10,000
Miscellaneous fees and expenses		5,000

Total	$	*168,337

*	Estimated for filing purposes.

ITEM 15.	INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 145 of the DGCL grants us the power to indemnify each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that he is or was our director, officer, employee or agent, or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to our best interests, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, provided, however, no indemnification shall be made in connection with any proceeding brought by or in our right where the person involved is adjudged to be liable to us except to the extent approved by a court. Article TENTH of our certificate of incorporation as currently in effect provides that we shall, to the fullest extent permitted by the DGCL, as amended from time to time, indemnify each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that he is or was, or has agreed to become, our director or officer, or is or was serving, or has agreed to serve, at our request, as a director, officer or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise. The indemnification provided for in Article TENTH is expressly not exclusive of any other rights to which those seeking indemnification may be entitled under any law, agreement or vote of shareholders or disinterested directors or otherwise, and shall inure to the benefit of the heirs, executors and administrators of such persons. Article TENTH permits the Board of Directors to authorize the grant of indemnification rights to our other employees and agents and such rights may be equivalent to, or greater or less than, those set forth in Article TENTH.

Article V, Section 2 of our by-laws provides that we shall have the power to purchase and maintain insurance on behalf of any person who is or was our director, officer, employee or agent, or is or was serving at our request, as a director, officer or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against and incurred by such person in any such capacity.

Pursuant to Section 102(b)(7) of the DGCL, Article NINTH of our certificate of incorporation eliminates a director’s personal liability for monetary damages to us and its shareholders for breaches of fiduciary duty as a director, except to the extent that the elimination or limitation of liability is not then permitted under the DGCL.

Our by-laws and certificate of incorporation provide indemnification to the maximum extent permitted by Delaware law.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the provisions described above, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person in the successful defense of an action, suit or proceeding) is asserted by a director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

We have purchased insurance on behalf of our directors and officers for liabilities arising out of their capacities as such.

ITEM 16.	EXHIBITS

Number	Description

1.1	Form of Underwriting or Sales Agreement*

4.1	Indenture, dated April 15, 2016, between Medallion Financial Corp. and Wilmington Trust, National Association. Filed as Exhibit d.6 to the Registration Statement on Form N-2 filed on April 15, 2016 (File No. 333-206692) and incorporated by reference herein.

4.2	First Supplemental Indenture, dated April 15, 2016, between Medallion Financial Corp. and Wilmington Trust, National Association. Filed as Exhibit d.7 to the Registration Statement on Form N-2 filed on April 15, 2016 (File No. 333-206692) and incorporated by reference herein.

4.3	Form of Second Supplemental Indenture between Medallion Financial Corp. and Wilmington Trust, National Association, including the form of note attached as an exhibit thereto*

5.1	Opinion of Willkie Farr & Gallagher LLP

23.1	Consent of Willkie Farr & Gallagher (included in Exhibit 5.1)

23.2	Consent of Mazars USA LLP

24.1	Power of Attorney (incorporated by reference to the signature page of this Registration Statement)

25.1	Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of Wilmington Trust, National Association, as trustee under the Indenture

*	To be filed by amendment or incorporated by reference pursuant to a Current Report on Form 8-K in connection with an offering of notes.

ITEM 17.	UNDERTAKINGS

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which is registered ) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided however, that paragraphs (i), (ii) and (iii) of this section do not apply if the information required to be included in a post- effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)

Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)

Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5)

That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

That the undersigned registrant hereby undertakes to supplement the prospectus, after the expiration of the subscription period, to set forth the results of the subscription offer, the transactions by the underwriters during the subscription period, the amount of unsubscribed securities to be purchased by the underwriters, and the terms of any subsequent reoffering thereof. If any public offering by the underwriters is to be made on terms differing from those set forth on the cover page of the prospectus, a post-effective amendment will be filed to set forth the terms of such offering.

(d)

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

The registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under section 305(b)(2) of the Trust Indenture Act.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, Medallion Financial Corp. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 7th day of October 2019.

MEDALLION FINANCIAL CORP.

By:	/s/ Alvin Murstein
Name: Alvin Murstein
Title: Chairman and Chief Executive Officer

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated. Each person whose signature appears below does hereby constitute and appoint Alvin Murstein, Andrew M. Murstein or Larry D. Hall, and each of them, with full powers of substitution, his or her true and lawful attorneys-in-fact and agents to do any and all acts and things and to execute any and all instruments which said attorneys-in-fact and agents may deem necessary or advisable to enable the registrant to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission in respect thereof, in connection with the registration under said Act of securities registered pursuant hereto, including specifically, but without limitation thereof, power and authority to sign his or her name, in any and all capacities set forth beneath his or her name, to any amendment or any supplements to this Registration Statement in respect of said securities and to any documents filed as part of or in connection with this Registration Statement or amendments thereto; and the undersigned does hereby ratify and confirm all that said attorneys-in-fact and agents shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ Alvin Murstein Alvin Murstein	Chairman of the Board of Directors and Chief Executive Officer (Principal Executive Officer)	October 7, 2019

/s/ Larry D. Hall Larry D. Hall	Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	October 7, 2019

/s/ Andrew M. Murstein Andrew M. Murstein	President and Director	October 7, 2019

/s/ Henry L. Aaron Henry L. Aaron	Director	October 7, 2019

/s/ John Everets John Everets	Director	October 7, 2019

/s/ Frederick A. Menowitz Frederick A. Menowitz	Director	October 7, 2019

/s/ David L. Rudnick David L. Rudnick	Director	October 7, 2019

/s/ Allan J. Tanenbaum Allan J. Tanenbaum	Director	October 7, 2019